Exhibit 10.3

Name: No. of Options: ________________

Fuel Systems Solutions, inc.

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is made this ______ day of [__________], 20[_] (the "Award Date") between Fuel Systems Solutions, Inc., a Delaware corporation (the "Company") and [__________] (the "Participant"). Capitalized terms used in this Agreement but not defined upon their first usage shall have the meanings ascribed to them in the Company's 2011 Stock Option Plan, as it may be amended from time to time (the "Plan").

    Grant of Option. The Company hereby grants to the Participant the right and option (the "Option") to purchase _____ shares of the Company's common stock, $0.001 par value (the "Shares") at a price of $________ per share (the "Exercise Price") pursuant to the Plan, subject to the terms and conditions of the Plan and this Agreement. The Option shall expire on ______________________ (the "Expiration Date"), provided this Option shall be null and void if the Plan is not approved by the requisite shareholder vote at the Company's 2012 annual meeting of shareholders.

    Type of Option. This Option will not be treated by the Company as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

    Incorporation by Reference of the Plan. The Plan is hereby incorporated by reference into this Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and represents and warrants to the Company that the Participant has read and understands the terms and conditions of the Plan. The execution of this Agreement by the Participant constitutes the Participant's acceptance of and agreement to the terms and conditions of the Plan and this Agreement.

    Vesting of Option. Unless the Committee provides for earlier vesting, the Option shall vest in accordance with the following schedule:

Percentage of Options	Scheduled Vesting Date

  Exercise. The Participant may exercise some or all of the Option by delivering to the Company a completed notice of exercise, in the form attached to this Agreement, together with payment in full of the aggregate Exercise Price, provided that no portion of the Option may be exercised by the Participant prior to approval of the Plan by the Company's shareholders.

  Form of Payment. Payment of the aggregate Exercise Price may be made in one of the following methods:

  (a) personal check;

  (b) an election to exercise this Option by means of a "cashless exercise" through an arrangement approved in advance in writing by the Compensation Committee of the Company;

  (c) shares of the Company's common stock duly endorsed for transfer to the Company; or

  (d) by any combination of the foregoing.

  Effect of Termination of Employment. At such time as a Participant ceases to be an employee of the Company or any of its Subsidiaries for any reason, all outstanding, unexercised, Options granted to such Participant shall terminate.

  No Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to any Shares which may be purchased by exercise of this Option unless and until the Option is duly and fully exercised.

  Limits on Transferability. The Option shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or the laws of descent and distribution, or as otherwise permitted by the Committee.

  Tax Withholding Obligations. In order to satisfy any withholding or similar tax requirements relating to the Options, the Company has the right to deduct or withhold from any payroll or other payment to a Participant, or require the Participant to remit to the Company, an appropriate payment or other provision, which may, if approved by the Committee, include the withholding of Shares.

  Change in Control. Upon a Change in Control, all non-forfeited Options shall become fully exercisable and vested.

  Trading Black Out Policies. The Participant agrees to abide by the insider trading policies established from time to time by the Company, including the Fuel Systems Solutions, Inc. Securities Trading Policy available on the Fuel Systems Solutions, Inc. corporate website.

  No Employment Rights. Nothing in this Agreement will confer upon the Participant any right to continued employment with the Company or its subsidiaries or affiliates or affect the right of the Company to terminate the employment of the Participant at any time for any reason.

  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first above written.

Fuel Systems Solutions, Inc.

By:________________________________

[Name]

PARTICIPANT:

______________________________________

NOTICE OF EXERCISE OF NONQUALIFIED STOCK OPTION

Date: _____________________

Fuel Systems Solutions, Inc.

780 Third Avenue, 25th Floor

New York, NY 10017

Attention: Secretary

Re: Fuel Systems Solutions, Inc. (the "Company") 2011 Stock Option Plan

I hereby exercise the option ("Option") granted pursuant to the attached Nonqualified Stock Option Agreement (the "Agreement") to acquire ____ shares of the Company's common stock (the "Shares") at the exercise price of $____ per share, for an aggregate exercise price of $_______.

My enclosed form of payment is (check one):

_____ personal check in the amount of $_____

_____ by surrender of shares of the Company's common stock with a value of $_____ represented by certificate number_____, duly endorsed for transfer to the Company, which may be (i) shares which were received by the Participant upon exercise of one or more incentive stock options, but only if such shares had been held by the Participant for a least the greater of (A) two years from the date the incentive stock options were granted or (B) one year after the transfer of shares to the Participant; (ii) shares which were received by the Participant upon exercise of one or more nonqualified stock options, (iii) other shares that were acquired by the Participant.

_____ by way of "cashless exercise" pursuant to Section 6(b) of the Agreement with respect to the amount of $_____.

As a condition to this Option exercise, I hereby agree to satisfy all applicable federal, state and local income and employment tax withholding obligations associated with this Option exercise, and herewith deliver to the Company the full amount of such obligations (or have made arrangements acceptable to the Company to satisfy such obligations).

Please make a notation on the Agreement to evidence the exercise of the Option as set forth in this Notice and return the Agreement, if any Options remain thereunder, along with a certificate representing the Shares to me at the address below:

________________________________

Name:

________________________________

________________________________

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